AXA Premier VIP Trust Announces a Change of Location of the Special Meeting of Shareholders of the CharterSM Multi-Sector Bond Portfolio, a series of AXA Premier VIP Trust

NEW YORK – March 31, 2020 – AXA Premier VIP Trust announces that the Special Meeting of Shareholders of the CharterSM Multi-Sector Bond Portfolio, a series of AXA Premier VIP Trust (the “Trust”), scheduled to be held at the Trust’s office, located at 1290 Avenue of the Americas, New York, New York 10104, on April 10, 2020, at 2:30 p.m., Eastern time, will take place remotely, given the rapidly changing situation in New York City related to COVID-19.

The Special Meeting of Shareholders, originally scheduled to be held at the Trust’s office, will be conducted on the same date and time, April 10, 2020, at 2:30 p.m., Eastern time, by phone instead of an in-person meeting. For shareholders eligible to give voting instructions, dial-in instructions follow below:

Dial-in Number: (646) 518-9605

Conference ID:   152639048

In late February, certain variable annuity and variable life contractholders were sent a notice and proxy statement relating to a Special Meeting of Shareholders of the CharterSM Multi-Sector Bond Portfolio. The purpose of the Special Meeting of Shareholders is to approve an amended Investment Advisory Agreement between the Trust and AXA Equitable Funds Management Group, LLC with respect to the CharterSM Multi-Sector Bond Portfolio.

AXA Premier VIP Trust Shareholder Contact:

Mary Cantwell

(917) 623-1194

Customer Support:

(877) 222-2144